Exhibit B

EXECUTION COPY

INVESTOR AGREEMENT

among

GLORY INVESTMENTS A LIMITED,

GLORY INVESTMENTS B LIMITED,

GLORY INVESTMENTS IV LIMITED,

GLORY INVESTMENTS IV-B LIMITED,

RGIP, LLC,

TWICKENHAM INVESTMENT PRIVATE LIMITED

and

GLORY INVESTMENTS TA IV LIMITED

as Investors’ Representative

Dated as of October 25, 2012

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	8.2.	Definitions	21
9.	MISCELLANEOUS		26
	9.1.	Authority: Effect	26
	9.2.	Notice	26
	9.3.	Binding Effect, Assignment, Etc.	28
	9.4.	Counterparts	28
	9.5.	Severability	28
	9.6.	No Recourse	28
	9.7.	Other Business Opportunities	29
	9.8.	Governing Law	29
	9.9.	Consent to Jurisdiction	29
	9.10.	No Third Party Beneficiaries or Other Rights	30
	9.11.	Waiver of Jury Trial	30
	9.12.	Exercise of Rights and Remedies	30
	9.13.	Replacement of Investors’ Representative	30

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EXECUTION COPY

INVESTOR AGREEMENT

This Investor Agreement (the “Agreement”) is made as of October 25, 2012 by and among:

(i)	Glory Investments A Limited, a Mauritius public company limited by shares formerly known as South Asia Private Investments (together with its successors and permitted assigns, the “Initial Investor”); and

(ii)	Glory Investments B Limited, a Mauritius public company limited by shares (together with its successors and permitted assigns, “Investments B”);

(iii)	Glory Investments IV Limited, a Mauritius private company limited by shares (together with its successors and permitted assigns, “Investments IV”);

(iv)	Glory Investments IV-B Limited, a Mauritius private company limited by shares (together with its successors and permitted assigns, “Investments IV-B”);

(v)	RGIP, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “RGIP” and together with the Initial Investor, Investments B, Investments IV, Investments IV-B and RGIP, the “Glory Investors”);

(vi)	Twickenham Investment Private Limited, a private company limited by shares organized under the laws of the Republic of Singapore (together with its successors and permitted assigns, the “Co-Investor”);

(vii)	each other Person who becomes a party to this agreement as an Investor by execution of a Deed of Adherence (together with each of their respective successors and permitted assigns, the Glory Investors and the Co-Investor, the “Investors”); and

(viii)	Glory Investments TA IV Limited, a Mauritius private company limited by shares, in its capacity as agent, proxy and attorney-in-fact for the Investors (the “Investors’ Representative”).

Certain capitalized terms used in this Agreement are used as defined in Section 8.2.

RECITALS

WHEREAS, on August 1, 2012 the Initial Investor (then known as South Asia Private Investments) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) by and among the Initial Investor and certain shareholders (the “Sellers”) of Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”), pursuant to which the Initial Investor agreed to purchase, and the shareholders party thereto agreed to sell, common shares, par value $0.01 per share, of the Company (“Company Common Shares”) (such purchase, the “Share Purchase”);

WHEREAS, at or prior to the closing and consummation of the Share Purchase under the Share Purchase Agreement (the “Closing”), the Initial Investor and each of the Investors will enter into an assignment agreement substantially in the form attached as Exhibit A hereto (the “Assignment Agreement”), pursuant to which the Initial Investor will, at the Closing, assign to the other Investors party thereto the right to purchase a portion of the Company Common Shares the Initial Investor is entitled to acquire in the Share Purchase (with each such Investor acquiring the right to purchase such number of Company Common Shares as set forth opposite its name on Schedule I attached hereto) and certain other related rights under the Share Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Investors party thereto are entering into an amended and restated shareholder agreement with the Company (as the same may be amended, modified or supplemented from time to time, the “Shareholder Agreement”) that amends and supersedes the shareholder agreement entered into on August 1, 2012 between the Initial Investor and the Company, which Shareholder Agreement sets forth certain agreements concerning the Share Purchase and the Company Common Shares acquired thereby; and

WHEREAS, the Investors wish to enter into this Agreement to set forth the relative rights and obligations of the Investors as between each other with respect to the holding and voting of Company Common Shares and other Equity Securities (as hereinafter defined) of the Company held by them from time to time and to vest authority in the Investors’ Representative (or its designee) to make decisions on certain specified matters on behalf of each of the Investors, including (subject to certain limitations and the terms and conditions set forth therein and herein), sole voting and dispositive authority with respect to all Company Common Shares and other Equity Securities of the Company directly or indirectly held by the Investors.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS

Subject to the immediately following sentence, the parties hereto agree and acknowledge that this Agreement shall take effect subject to and upon the Closing. Notwithstanding the foregoing, this Section 1, Section 7 (Amendment, Termination), Section 8.1 (Interpretations), Section 8.2 (Definitions), Section 9.2 (Notice), Section 9.3 (Binding Effect, Assignment, Etc.), Section 9.4 (Counterparts), Section 9.4 (Severability), Section 9.6 (No Recourse), Section 9.8 (Governing Law), Section 9.9 (Consent to Jurisdiction), Section 9.10 (No Third Party Beneficiaries or Other Rights), Section 9.11 (Waiver of Jury Trial), Section 9.12 (Exercise of Rights and Remedies) and those provisions of this Agreement which are necessary for the purposes of interpretation of the foregoing Sections, each shall take effect upon the date first above written.

2.	POWER OF ATTORNEY

2.1. Irrevocable Power of Attorney. Each Investor hereby irrevocably constitutes and appoints the Investors’ Representative as its sole and exclusive agent and proxy and true and lawful attorney-in-fact, to exercise those rights and powers granted or assigned to the Investors’ Representative by such Investor pursuant to this Agreement and to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents reasonably determined in good faith by the Investors’ Representative to be necessary or advisable for purposes of exercising such rights and powers (the “Power of Attorney”), including, without limitation, the power and authority to verify, swear to, acknowledge, execute, deliver, record and file on behalf of such Investor any agreement, instrument, certificate, consent, acknowledgment or release relating to any of the following:

i. subject to and in accordance with Section 3.1 hereof, any exercise of the preemptive rights granted to such Investor pursuant to the Shareholder Agreement;

ii. subject to and in accordance with Section 3.2 hereof, any exercise of Registration Rights;

iii. subject to and in accordance with Section 3.4 hereof, the voting of any Voting Securities of the Company that are now or hereafter held by such Investor;

iv. subject to and in accordance with Section 3.6 hereof, any exercise of any rights of such Investor (other than the right to purchase the number of Company Common Shares set forth opposite such Investor’s name on Schedule I hereto) under the Share Purchase Agreement or the Letter Agreement dated August 1, 2012 between the Initial Investor and the Sellers relating to certain indemnification procedures (the “Letter Agreement”);

v. the power and authority to serve as the “Investors’ Representative” (as defined in the Shareholder Agreement) under the Shareholder Agreement and to act on the Investor’s behalf in such capacity in accordance with the terms of this Agreement and the Shareholders Agreement;

vi. the designation of any and all Investor Nominees and their respective replacements for election to the board of directors of the Company under the terms of the Shareholder Agreement;

vii. subject to and in accordance with Section 4 hereof, the Transfer of Equity Securities of the Company acquired by such Investor; or

viii. subject to and in accordance with Section 5.4 hereof, any amendment to, or waiver of, any term or provision of the Shareholder Agreement or any consent, acknowledgment or release relating to any of the foregoing.

2.2. Appointment Coupled with an Interest. The grant of the Power of Attorney to the Investors’ Representative hereunder is coupled with an interest and shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Investor.

2.3. Successors; Invalidity. The Power of Attorney and all rights of any Investor granted to the Investors’ Representative hereunder shall be binding upon their respective successors. The invalidity or unenforceability of any provision of the Power of Attorney or this Agreement shall not affect the validity or enforceability of any other provision of this Power of Attorney or this Agreement.

2.4. Limitations on Power of Attorney. When acting in its capacity as agent, proxy and attorney-in-fact under the Power of Attorney, the Investors’ Representative shall not have the right, power or authority to:

2.4.1. amend, modify or waive any term of the Shareholder Agreement other than to the extent authorized in Section 5.4 hereof;

2.4.2. give or make any representation or warranty on behalf of the Co-Investor regarding the Co-Investor without the Co-Investor’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed) other than customary representations and warranties on behalf of the Co-Investor relating to the Co-Investor’s: (a) organization, (b) power and authority, (c) no conflict with laws, organizational documents or contracts, (d) title to Equity Securities, (e) no brokers, (f) governmental authorizations, permits and consents, and (g) qualification for exemption from registration under U.S. securities laws (such representations and warranties specified in (a) through (g) are hereinafter referred to collectively as “Fundamental Seller Representations”); provided, that, for the avoidance of doubt and subject to Section 2.4.3 and Section 4.6.2, this Section 2.4.2 shall not limit the Investors’ Representative’s right, power or authority to give or make representations or warranties on behalf of the Co-Investor in connection with any Exit Sale regarding the Company and its subsidiaries; or

2.4.3. give or make any representation or warranty on behalf of the Co-Investor in connection with any transaction to which the Co-Investor is a party unless each other Investor participating in such transaction is required to give substantially the same representation or warranty.

2.5. Exclusive Authority. Without the prior written consent of the Investors’ Representative, no Investor may exercise on its own behalf any of the rights or powers in respect of which such Investor is constituting and appointing the Investors’ Representative as its sole and exclusive agent and proxy and true and lawful attorney-in-fact for so long as the Power of Attorney remains in effect; provided, however, for the avoidance of doubt, nothing in this Section 2.5 will prevent an Investor from exercising any rights or powers that are expressly reserved for such Investor under such appointment.

2.6. Expiration. The Power of Attorney shall expire and be of no further force and effect from and after the termination of this Agreement or the occurrence of any event listed in clause (ii), (iii) or (iv) of the definition of “Trigger Event.”

3.	SHAREHOLDER AGREEMENT AND SHARE PURCHASE AGREEMENT

3.1. Exercise of Preemptive Rights. The Investors’ Representative shall have the sole and exclusive power and authority to exercise, on behalf and at the direction of each

Investor, such Investor’s right to subscribe for new Equity Securities of the Company pursuant to Section 4.04 of the Shareholder Agreement. The Investors’ Representative shall provide each Investor with a copy of any Pre-emptive Notice received by the Investors’ Representative as promptly as reasonably practicable and in any event within five calendar days following the Investors’ Representative’s receipt thereof. Each Investor may elect to participate in any Covered Transaction to which such Pre-emptive Notice relates by notifying the Investors’ Representative in writing of such intention (an “Investor Participation Notice”) during the period commencing upon the date such Investor received the applicable Pre-emptive Notice and ending on the date that is two business days prior to the expiration of the applicable Pre-emptive Acceptance Period. An Investor Participation Notice shall be binding on such Investor and irrevocable, except as set forth in Section 4.04 of the Shareholder Agreement, and shall specify the number of Equity Securities such Investor wishes to purchase, which number shall not exceed its then-applicable Pro Rata Share. In the event an Investor timely submits an Investor Participation Notice to the Investors’ Representative, the Investors’ Representative shall then timely deliver a Pre-emptive Acceptance Notice to the Company in accordance with Section 4.04 of the Shareholder Agreement to indicate the number of Equity Securities such Investor wishes to purchase and thereafter the Investors’ Representative and such Investor shall cooperate in good faith and take such further action as may be reasonably necessary to effect the purchase by such Investor of the Equity Securities set forth in such Investor Participation Notice in connection with such Covered Transaction.

3.2. Exercise of Registration Rights. The Investors’ Representative shall have the sole and exclusive power and authority to exercise any and all rights granted to the Investors under Article III of the Shareholder Agreement (the “Registration Rights”) on behalf of the Investors; provided, that notwithstanding anything to the contrary set forth in this sentence, each Investor shall have the right to exercise, on its own behalf, any and all of such Investor’s rights to indemnification or contribution or obligations to indemnify and hold harmless pursuant to Section 3.08 of the Shareholder Agreement. For the avoidance of doubt, no Investor shall have the right, in its capacity as an Investor, to request a Demand Offering pursuant to the Shareholder Agreement other than through a request made by the Investors’ Representative. The Investors’ Representative shall consult with the Investors (including the Co-Investor) prior to exercising any Registration Rights. In the event that the Investors’ Representative, in its good faith judgment and following such consultation, elects on behalf of the Investors to exercise any rights to request a Demand Offering or participate in a Piggyback Offering, each Investor shall be entitled to participate in any resulting offering of Equity Securities in the Company, subject to the terms of the Shareholder Agreement and to Section 4 hereof, on a pro rata basis based on the relative ownership of Equity Securities of the Company at the relevant time among all of the participating Investors and otherwise on substantially the same terms as all of the participating Investors. Any reduction in the size of an offering, pursuant to the terms of the Shareholder Agreement, shall be apportioned between the Investors on a pro rata basis based on relative ownership of Equity Securities of the Company at the relevant time among all of the participating Investors.

3.3. Transaction Filings.

3.3.1. Each Investor will prepare and timely file with the United States Securities and Exchange Commission (“SEC”) and each other applicable Governmental Entity all filings and documents required under Law (including the rules and regulations of the New York Stock Exchange Inc. (“NYSE”)) to be filed with or furnished to the SEC or such other applicable Governmental Entity in connection with the Share Purchase and as may be required following the consummation of the Share Purchase due to the Investors’ equity interest in the Company (the “Transaction Filings”), including, but not limited to, any beneficial ownership reports as required under Section 13 or Section 16 of the Exchange Act. Each Investor shall furnish all information concerning itself to the other Investors as may be reasonably requested in connection with the preparation and filing of the Transaction Filings. With respect to the Transaction Filings that disclose any information relating to any Investor (or otherwise involve such Investor), including but not limited to any Schedule 13D (and amendments thereto) under the Exchange Act which the Investors have agreed to jointly file, (i) such Investor shall be provided a reasonable opportunity to review and comment on such Transaction Filings (including any amendments thereto or response to comments from the SEC or any other applicable Governmental Entity in respect thereof), (ii) all comments reasonably proposed by such Investor shall be included in such Transaction Filing or amendment thereto or response to comments from the SEC or any other applicable Governmental Entity in respect thereof and (iii) to the extent permitted by Law or as would not otherwise cause any non-compliance with applicable law, rules or regulations applicable to such Investor, no other Investor shall file such Transaction Filings, amendments thereto or respond to inquiries from the SEC or any other applicable Governmental Entity relating to such Transaction Filings prior to providing such Investor with a reasonable opportunity to review and comment upon such filings, amendments or responses. Notwithstanding the foregoing, no Investor shall be obligated to provide any other Investor an opportunity to review and comment on Transaction Filings which solely relate to the disclosure of such Investor’s beneficial ownership of Equity Securities of the Company (including any amendments due to subsequent acquisitions and dispositions of Equity Securities of the Company after the Closing) so long as reasonable notice is provided (to the extent reasonably practicable and as would not otherwise cause any non-compliance with applicable law, rules or regulations applicable to the filing Investor) to the other Investors of such Transaction Filings and all disclosures therein relating to such other Investors have been previously approved by such other Investors and remain substantially unchanged in such Transaction Filings.

3.3.2. None of the information supplied or to be supplied by or on behalf of an Investor for inclusion or incorporation by reference in any Transaction Filing will, at the time such Transaction Filing is filed with or furnished to the SEC or such other applicable Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each Investor shall ensure that each Transaction Filing it files with or furnishes to the SEC or any other applicable Governmental Entity will comply as to form in all material respects with the provisions of Law and other the rules and regulations applicable to such Transaction Filings; provided, however, nothing in this sentence shall be deemed to be any representation, warranty or covenant by any Investor with respect to information supplied by or on behalf of any other Investor for inclusion or incorporation by reference in any Transaction Filing.

3.3.3. Each Investor agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each other Investor and the Investors’ Representative and their respective officers, directors, employees and representatives and each Person who controls (within the meaning of the Securities Act) such other Investor or the Investors’ Representative from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees) arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any Transaction Filing or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent such information is included therein in reliance upon and in conformity with the information furnished by such Investor expressly for use therein or (ii) any breach of Section 3.3.2 of this Agreement.

3.4. Voting of Voting Securities.

3.4.1. Subject to this Section 3.4, the Investors’ Representative will have the sole and exclusive power to vote all Voting Securities of the Company held by the Investors at any shareholder meeting, adjournment, postponement or continuation thereof, or by written resolution or consent of shareholders of the Company.

3.4.2. Unless otherwise agreed by the Investors, the Investors’ Representative will vote or abstain from voting all Voting Securities of the Company at any annual or special meeting of the Company’s shareholders (and give its written consent in connection with any member action taken by written consent without a meeting of shareholders) as a single block (or abstain from voting in a single block, as applicable).

3.4.3. The Investors’ Representative shall not vote any Investor’s Voting Securities of the Company in any manner that would cause such Investor to be in breach of its obligations under Section 2.01(e), 2.01(f) or 2.01(h) of the Shareholder Agreement.

3.5. Designation of Investor Nominees. The Investors’ Representative will, on behalf of the Investors, be entitled to designate all Investor Nominees and their respective replacements for election to the board of directors of the Company under the terms of the Shareholder Agreement.

3.6. Exercise of Rights under Share Purchase Agreement and Letter Agreement.

3.6.1. Subject to this Section 3.6, the Investors’ Representative will, on behalf of the Investors, have the sole and exclusive power to exercise the rights of each Investor (other than the right to purchase the number of Company Common Shares set forth opposite such Investor’s name on Schedule I hereto) under the Share Purchase Agreement and the Letter Agreement.

3.6.2. In the event that any Investor or its equity holders or affiliates or any of their respective directors, officers, employees, equity holders, affiliates and representatives (collectively, the “Investor Indemnified Parties”), receives any demand, claim or notice of the commencement of an assessment, demand, or administrative or judicial proceeding for which the Sellers may be liable pursuant to Section 4.02 of the Share Purchase Agreement (a “Notice”) or believes it is reasonably likely to receive a Notice, the applicable Investor shall promptly notify the Investors’ Representative and the other Investors of such Notice or the facts and circumstances upon which it believes it is reasonably likely to receive a Notice and any Indemnity Claim with respect thereto. Each Investor Indemnified Party shall also notify the Investors’ Representative of any other Indemnity Claim that it may have promptly after becoming aware of such Indemnity Claim.

3.6.3. The Investors’ Representative shall have the sole and exclusive right to assume the control, enforcement, prosecution and exercise of any and all of an Investor Indemnified Party’s rights under the Share Purchase Agreement and Letter Agreement in respect of an Indemnity Claim (“Indemnity Control Rights”) with counsel(s) and any other advisor(s) that it reasonably determines to be experienced in the relevant matters at any time after it has received notice of or otherwise become aware of the facts and circumstances giving rise to an Indemnity Claim; provided, however, that, subject to Section 3.6.4, the Investors’ Representative shall not have Indemnity Control Rights in respect of any Indemnity Claim relating solely to the Co-Investor (or any of its equity holders or affiliates or their respective directors, officers, employees, equity holders, affiliates and representatives) at any time when no other Investor (or any of its equity holders or affiliates or their respective directors, officers, employees, equity holders, affiliates and representatives) has a pending Indemnity Claim or has advised the Co-Investor that it believes it is reasonably likely to receive a Notice; and, provided, further, that in exercising its Indemnity Control Rights, the Investors’ Representative shall act in good faith on behalf of all of the Investor Indemnified Parties entitled to seek such Indemnity Claim (without undue favor or regard to the interest of any party over the interests of the others).

3.6.4. In the event that the Co-Investor is permitted to assume the control, enforcement, prosecution and exercise of any right it may have under an Indemnity Claim under Section 3.6.3, it shall (i) not enter into any settlement or other agreement or understanding with respect to such Indemnity Claim that would or could reasonably be expected to be materially detrimental or materially adverse to any other Investor Indemnified Party’s reputation, tax position, rights under the Letter Agreement or Share Purchase Agreement or potential legal responses or defenses with respect to any potential future Indian Tax Claim (as defined in the Share Purchase Agreement) or Contest (as defined in the Letter Agreement) without the prior written consent of the Investors’ Representative, (ii) allow the Investors’ Representative to monitor all proceedings and negotiations with or involving the Sellers relating thereto, and (iii) relinquish control, enforcement, prosecution and exercise of any such Indemnity Claim to the Investors’ Representative at any time when any other Investor (or any of its equity holders or affiliates or their respective directors, officers, employees, equity holders, affiliates and representatives) has a pending Indemnity Claim or has advised the Co-Investor that it believes it is reasonably likely to receive a Notice.

3.6.5. In connection with its exercise of its Indemnity Control Rights, the Investors’ Representative shall (i) not enter into any settlement with respect to any

Indemnity Claim of the Co-Investor (or any of its equity holders or affiliates or their respective directors, officers, employees, equity holders, affiliates and representatives) without the prior written consent of the Co-Investor, which consent shall not be unreasonably withheld or delayed, and (ii) allow the Co-Investor to monitor all proceedings and negotiations with or involving the Sellers relating thereto.

3.6.6. The Investors’ Representative and the Investor Indemnified Parties shall consult and cooperate in good faith with each other and their respective representatives (including counsel) in the investigation, negotiation, settlement, trial, prosecution and/or defense of any Indemnity Claim (and any judicial proceeding(s) arising therefrom).

3.7. Appointment as Investors’ Representative under Shareholder Agreement. Each of the Investors hereby appoints the Investors’ Representative (as defined herein) to serve as Investors’ Representative (as defined in the Shareholder Agreement) for purposes of the Shareholder Agreement. In its capacity as Investors’ Representative (as defined in the Shareholder Agreement), the Investors’ Representative (as defined herein) shall have such rights and powers as are granted or assigned to it by the Investors pursuant to this Agreement and such rights and powers as are expressly reserved for the Investors’ Representative (as defined in the Shareholder Agreement) in the Shareholder Agreement.

3.8. Post-Closing Acquisition of Shares. The Co-Investor may acquire pursuant to Section 4.03(a)(ii) of the Shareholder Agreement up to 230,975 Company Common Shares which are registered in the name of the Government of Singapore Investment Corporation Pte. Ltd. as of the Effective Date and the dispositive power over which Company Common Shares are held as of the Effective Date by one or more third party external fund managers. The Glory Investors and their respective Affiliates (taken together), on the one hand, and the Co-Investor and its Affiliates (taken together), on the other hand, shall each otherwise only have the right to acquire pursuant to Section 4.03(a)(ii) of the Shareholder Agreement an aggregate number of Company Common Shares equal to their respective pro rata share (based on relative ownership, immediately following the Closing, of Company Common Shares acquired pursuant to the Share Purchase) of the portion of the Standstill Exception Amount remaining after taking into account Company Common Shares acquired by the Co-Investor pursuant to the first sentence of this Section 3.8.

4.	TRANSFER PROVISIONS

4.1. General Restriction on Transfers. Subject to Section 4.2, no Investor shall Transfer any of its Equity Securities in the Company to any Person or Persons who are not Permitted Transferees other than in accordance with Section 4.3 (and after first complying with Section 4.4 through Section 4.6).

4.2. Exceptions to Restrictions on Transfer.

4.2.1. Permitted Transfer. Notwithstanding the restrictions on Transfer set forth in Section 4.1, an Investor may Transfer any Equity Securities of the Company held by such Investor to any of its Permitted Transferees so long as (i) such Transfer complies with the requirements of the Shareholder Agreement, (ii) prior to the consummation of any such Transfer, such Permitted Transferee executes and delivers a deed of adherence in substantially the form attached as Exhibit B hereto or in such other form that is satisfactory to the Investors’ Representative (a “Deed of Adherence”) whereby such Permitted Transferee agrees to accede to the rights and be subject to the obligations of the Investor which Transferred such Equity Securities to such Permitted Transferee and (iii) such Transfer will not result in a violation of any applicable Law, including U.S. federal securities laws. If any Permitted Transferee to which Equity Securities of the Company are Transferred pursuant to Section 4.2.1 ceases to be a Permitted Transferee of the Investor from which or whom it acquired such Equity Securities of the Company pursuant to such provision, such Person shall reconvey such Equity Securities of the Company to such transferring Investor immediately before such Person ceases to be a Permitted Transferee of such transferring Investor.

4.2.2. Trigger Event. Notwithstanding any restrictions on Transfer set forth in this Agreement other than the last sentence of this Section 4.2.2, following (i) the date that is seven years from the Closing, (ii) the occurrence of a Financing Default Event (as defined in the Shareholder Agreement), (iii) the date that the Investors no longer have the right to designate any Investor Directors, and (iv) the date that the number of the Co-Investor’s Investor Percentage Interest is greater than the aggregate Investor Percentage Interest of the Glory Investors (each of the preceding clauses (i) through (iv), a “Trigger Event”), and subject to the terms of the Shareholder Agreement, the Co-Investor shall have the right to Transfer (in its discretion and for its own account) any or all of its Equity Securities of the Company, including setting forth the timing, the price and the terms of such Transfer, without any obligation to make such Transfer or Transfers on a pro rata basis with any other Investor. Notwithstanding anything to the contrary in the preceding sentence, the Co-Investor may not make any Transfer of Equity Securities of the Company following a Trigger Event resulting from clause (i) of this Section 4.2.2 (or clause (iv) of this Section 4.2.2 if, as a result of such Transfer, the Co-Investor’s Investor Percentage Interest is lower than the aggregate Investor Percentage Interest of the Glory Investors) if, individually or taken together with all other Transfers pursuant to Section 4.2.2(i) or 4.2.2(iv), such Transfer would: (i) cause the Investors to lose the right to designate the greater of (a) two Investor Directors and (b) half of the number of Investor Directors (rounded down to the nearest whole number) that the Investors are entitled to designate under the Shareholder Agreement at the time of the Co-Investor’s proposed Transfer or (ii) cause the Investors to lose the right to designate their last Investor Director under the Shareholder Agreement.

4.2.3. Transfer of Collateral. The Investors’ Representative will as promptly as reasonably practicable (and no later than two business days following receipt of notice of such sale) provide notice to the Co-Investor of any sale to or by the Investor Secured Parties (in connection with the exercise by the Investor Secured Parties of remedies available under the Investor Credit Agreement following the occurrence of an event of default under the Investor Credit Agreement) of any Company Common Shares pledged by the Glory Investors as collateral under the Investor Credit Agreement as of the Effective Date (such sale, a “Collateral Sale”, and the number of such Company Common Shares sold to or by the Investor Secured Parties in such Collateral Sale divided by the total number of Company Common Shares held by the Glory Investors immediately prior to such Collateral Sale, is hereinafter referred to as the “Transfer Percentage”). Notwithstanding any restrictions on Transfer set forth in this Agreement, upon any Collateral Sale, the Co-Investor shall thereafter have the right (subject to the terms of the Shareholder Agreement) to Transfer a number of Company Common Shares equal to the Transfer Percentage of the total number of Company Common Shares held by the Co-Investor immediately prior to such sale to or by Investor Secured Parties, without any obligation to make such Transfer or Transfers on a pro rata basis with any other Investor.

4.2.4. Other Exceptions. The restrictions on Transfer set forth in Section 4.1 shall not apply to:

i. Transfer of Company Common Shares pledged by the Glory Investors in a Collateral Sale; or

ii. any distribution or dividend by an Investor of Equity Securities of the Company to the stockholders, members or partners of such Investor so long as each such stockholder, member or partner executes and delivers a deed of adherence in substantially the form attached as Exhibit B hereto or in such other form that is satisfactory to the Investors’ Representative.

4.3. Exit Sale. The Investors’ Representative may effect any Transfer of any Equity Securities of the Company held by the Glory Investors (including by virtue of a Transfer of Equity Securities of the Glory Investors, with respect to which this Section 4.3 shall apply) to any bona fide purchaser that is not an Affiliate of any of the Glory Investors or the Investors’ Representatives (each, a “Prospective Buyer” and such Transfer, an “Exit Sale”) so long as it first consults in good faith with the Investors regarding such Exit Sale (including, but not limited to, consultation relating to the anticipated terms of such Exit Sale and any representations and warranties required to be provided to any Prospective Buyer(s) in such Exit Sale) and complies with the terms of Section 4.4 or Section 4.5. The Investors’ Representative shall, in its sole discretion but after consultation in good faith with the Investors, decide whether or not to permit, pursue, consummate, postpone or abandon any proposed Exit Sale pursuant to this Section 4.3 (whether such proposed Transfer is being conducted in accordance with the terms of Section 4.4 or Section 4.5) and no Investor or any Affiliate of any Investor shall have any liability to any other holder of Equity Securities in the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer except to the extent such Investor shall have failed to comply with the provisions of this Section 4.

4.4. Tag Along.

4.4.1. General Right. If the Investors’ Representative intends to Transfer, in one or a series of related transactions, any Equity Securities of the Company held by the Glory Investors in accordance with its rights under Section 4.3 (including by virtue of a Transfer of Equity Securities of the Glory Investors) other than in connection with a Drag-Along Transaction (such Transfer, a “Tag-Along Transaction”) it shall give written notice to the Co-Investor offering the Co-Investor the option to participate in such Tag-Along Transaction (a “Tag-Along Notice”). The Tag-Along Notice shall include:

i. material terms and conditions of the Tag-Along Transaction, including (i) the maximum number of Equity Securities to be purchased by the Prospective Buyer(s), (ii) the fraction expressed as a percentage, determined by dividing the maximum number of Equity Securities of the Company to be purchased by the Prospective Buyer(s) by the total number of Equity Securities then held by all the Investors (the “Tag-Along Sale Percentage”), (iii) the consideration to be received in the Tag-Along Transaction and the maximum and minimum per share purchase price or the formula by which such price is to be determined (iv) the identity of the Prospective Buyers(s) (if known) and the Glory Investors participating in the Tag-Along Transaction; and (v) to the extent applicable and whether draft or final form, the most current letters of intent, term sheet, purchase agreements, offering circular or memorandum of understanding in respect of the Tag-Along Transaction; and

ii. an invitation to the Co-Investor to make an offer to sell in such Tag-Along Transaction up to such number of Equity Securities of the Company as shall equal the Tag-Along Sale Percentage of the total number of Equity Securities in the Company held by the Co-Investor, on the terms and conditions set forth in the Tag-Along Notice (and, for the avoidance of doubt, upon the same terms and conditions as the Glory Investors participating in such Tag-Along Transaction).

4.4.2. Exercise. Within fifteen business days after receipt of the Tag-Along Notice, the Co-Investor may elect to include its Equity Securities of the Company in such Tag-Along Transaction by delivering to the Investors’ Representative a written notice (the “Tag-Along Offer”) specifying the maximum number of Equity Securities of the Company (not in any event to exceed the Tag-Along Sale Percentage of the total number of Equity Securities in the Company then held by the Co-Investor) that the Co-Investor desires to sell to the Prospective Buyer(s) in the Tag-Along Transaction. If the Co-Investor does not timely deliver a Tag-Along Offer, it shall be deemed to have waived all rights with respect to such Tag-Along Transaction, and the Investors’ Representative shall thereafter be free to Transfer (on behalf of the Glory Investors) up to the maximum number of Equity Securities of the Company specified in the Tag-Along Notice to the Prospective Buyer(s) for a period of one hundred eighty (180) days thereafter, at a per share price no greater than the maximum per share price set forth in the Tag-Along Notice and on other principal terms which are substantially the same as those set forth in the Tag-Along Notice without any further obligation to the Co-Investor. If the Investors participating in the Tag-Along Transaction have not completed the proposed Transfer by the period specified in the immediately preceding sentence, the Co-Investor shall be released from its obligations under any Tag-Along Offer, the Tag-Along Notice shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.4 must be separately complied with, in order to consummate such proposed Transfer, unless the failure to complete such proposed Transfer resulted from any failure by the Co-Investor to comply with the terms of this Section 4.4.

4.4.3. Irrevocable Offer. The offer of the Co-Investor contained in its Tag-Along Offer and the obligation of the Glory Investors participating in the Tag-Along Transaction to sell their Equity Securities of the Company in such Tag-Along Transaction as specified in the applicable Tag-Along Notice shall be irrevocable and each such Investor shall be bound and obligated to Transfer in the Tag-Along Transaction such Equity Securities of the Company on the same terms and conditions as such other Investors participating in the Tag-Along Transaction but subject to the right of the Investors’ Representative to postpone or abandon any Tag-Along Transaction or amend the terms thereof; provided, however, that if the principal terms of the Tag-Along Transaction change with the result that the per share price shall be less than the minimum per share price set forth in the Tag-Along Notice or the other principal terms shall be materially less favorable to the Investors participating in the Tag-Along Transaction than those set forth in the Tag-Along Notice (including, without limitation, any change which would materially increase an Investor’s liability exposure or materially extend the scope of any material covenants or obligations required to be made by the Investor), then the Investors’ Representative may elect either to cancel such Tag-Along Transaction or offer each of the Investors participating in the Tag-Along Transaction a reasonable period of time to withdraw from the Tag-Along Transaction and be released from its obligations thereunder.

4.4.4. Reduction of Shares Sold. If the Co-Investor gives the Investors’ Representative a timely Tag-Along Notice, then the Investors’ Representative shall use reasonable efforts to cause the Prospective Buyer(s) to agree to acquire all Equity Securities of the Company identified in such Tag-Along Notices, upon the same terms and conditions as are applicable to the Equity Securities of the Company to be Transferred by the Glory Investors in such Tag-Along Transaction. If such Prospective Buyer is unable or unwilling to acquire all Equity Securities of the Company proposed to be included in the Tag-Along Transaction upon such terms, then the Investors’ Representative may elect either to cancel such Tag-Along Transaction or to allocate the maximum number of Equity Securities of the Company that such Prospective Buyer is willing to purchase among the Investors on a pro rata basis, as nearly as practicable, based on relative ownership of Equity Securities of the Company at the relevant time among all of the Investors participating in such Tag-Along Transaction.

4.4.5. Additional Compliance. If prior to consummation, the terms of the Tag-Along Transaction shall change with the result that the per share price to be paid in such Tag-Along Transaction shall be greater than the maximum per share price set forth in the Tag-Along Notice or the other principal terms of such Tag-Along Transaction shall be materially more favorable to the Investors participating in such Tag-Along Transaction than those set forth in the Tag-Along Notice, the Tag-Along Notice shall be null and void, and it shall be necessary for the Investors’ Representative to issue a separate Tag-Along Notice, and the terms and provisions of this Section 4.4 must be separately complied with, in order to consummate such Tag-Along Transaction.

4.5. Drag Along.

4.5.1. General Right. If the Investors’ Representative intends to Transfer any Equity Securities of the Company held by the Glory Investors in accordance with its rights under Section 4.3 (including by virtue of a Transfer of Equity Securities of the Glory Investors or by virtue of any exercise of Registration Rights) and, as a condition to such Transfer, the Prospective Buyer(s) (or the underwriter(s)) requires the participation of all of the Investors (such Transfer, a “Drag-Along Transaction”), the Investors’ Representative may require all of the Investors to Transfer Equity Securities of the Company, to such Prospective Buyer(s) (or in such offering) at the same price per share and on the same terms and conditions; provided, however, that, in the case of the Co-Investor, the Investors’ Representative may only require it to Transfer up to such number of Equity Securities of the Company as shall equal the number of Equity Securities of the Company held by the Co-Investor at the relevant time multiplied by the fraction determined by dividing the number of Equity Securities of the Company to be purchased by the Prospective Buyer(s) (or pursuant to the proposed offering) from the Investors by the total number of Equity Securities held by all of the Investors at the relevant time, rounded to the nearest whole (the percentage represented by such fraction, the “Drag-Along Sale Percentage”).

4.5.2. Exercise. If the Investors’ Representative exercises its rights under this Section 4.5, it shall furnish a written notice (the “Drag-Along Notice”) to each of the Investors at least fifteen business days prior to the Drag-Along Transaction. The Drag-Along Notice shall set forth the material terms and conditions of the Drag-Along Transaction, including (i) the number of Equity Securities to be purchased by the Prospective Buyer(s) (or pursuant to the proposed offering), (ii) the Drag-Along Sale Percentage, (iii) the consideration to be received in the Drag-Along Transaction and the maximum and minimum per share purchase price or the formula by which such price is to be determined (iv) the identity of the Prospective Buyers(s) (or the applicable underwriter(s)); and (v) to the extent applicable and whether draft or final form, the most current letters of intent, term sheet, purchase agreements, valuation materials, offering circular or memorandum of understanding in respect of the Drag-Along Transaction. Each Investor shall consent to and raise no objections against the Drag-Along Transaction and shall be bound and obligated to Transfer its Equity Securities of the Company in the Drag-Along Transaction at a per share price no less than the minimum per share price set forth in the Drag-Along Notice and on other principal terms which are substantially the same as those set forth in the Drag-Along Notice (including, the number of Equity Securities of the Company being Transferred); provided, however, that, if the Drag-Along Transaction shall not have been consummated within one hundred eighty (180) days after receipt of the Drag-Along Notice, the Investors shall be released from their obligations under such Drag-Along Transaction, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to be furnished, and the terms and provisions of this Section 4.5 must be separately complied with, in order to consummate such proposed Transfer, unless the failure to complete such proposed Transfer resulted from any failure by the Co-Investor to comply with the terms of this Section 4.5.

4.6. Miscellaneous. The following provisions shall be applied to any Exit Sale in accordance with Section 4.1, Section 4.3, Section 4.4 or Section 4.5:

4.6.1. Further Assurances. Each Investor participating in an Exit Sale (a “Participating Seller”), shall use its commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate such Exit Sale pursuant to Section 4.1, Section 4.3, Section 4.4 or Section 4.5, as the case may be, or any related transactions necessary to effect such Exit Sale, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the other Participating Sellers, the Investors’ Representative and the proposed buyer(s) (or underwriter(s)); provided, however, that no Participating Seller shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer(s) (or underwriter(s)) without such Participating Seller’s consent except to the extent provided in Section 4.6.2; provided, further, the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with any Exit Sale providing for (i) the sale, license of disposition or holding separate of any of the assets of any portfolio company, investment fund or other Affiliate of such Investor or any fund managed or advised by the same Person as any such fund or any Affiliate thereof, or (ii) the imposition of any limitation or regulation on the ability of any of the Persons referenced in the preceding sub-clause (i) to conduct freely their respective businesses.

4.6.2. Additional Provisions; Limitations on Liability in Exit Sales. Without limiting the generality of Section 4.6.1, in connection with any Exit Sale, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Investors’ Representative, to make to the proposed buyer(s) (or underwriter(s)) such representations, warranties, covenants, indemnities and escrow agreements as those made by the other Participating Sellers, on a pro rata basis (based on the number of Equity Securities sold in such Exit Sale ) with respect to matters relating to or covenants of the Company, but on a full basis with respect to matters relating to or covenants of such Participating Seller, it being understood that (i) all such representations, warranties, covenants, indemnities and agreements shall be made severally and not jointly and (ii) no Participating Seller shall be liable for more than the total proceeds received by such Participating Seller for its Equity Securities in such Exit Sale. The foregoing notwithstanding, a Participating Seller shall not be liable for any indemnification obligations or liabilities (including through escrow or holdback arrangements) for breaches of representations and warranties of any other Participating Seller made with respect to such other Participating Seller’s Fundamental Seller Representations or any other matter concerning such other Participating Seller, or for breaches of any covenant made by any other Participating Seller. In addition, in connection with any Exit Sale, each Participating Seller in such Exit Sale shall bear a pro rata portion of the total costs incurred by the Investors’ Representative in connection with such Exit Sale (regardless of whether such Exit Sale is consummated) based on the number of Equity Securities sold (or proposed to be sold) in such Exit Sale to the extent not paid or reimbursed by the Prospective Buyer or the Company.

4.6.3. Closing. The closing of an Exit Sale shall take place at such time and place as the Investors’ Representative shall specify by notice to each Participating Seller.

5.	ADDITIONAL COVENANTS.

5.1. Co-Investor Information Rights. The Investors’ Representative shall provide the Co-Investor with (i) semi-annual performance updates prepared by Bain Capital Investors, LLC (the “Sponsor”) or any of its affiliates or advisors in connection with the Investors’ investment in the Company; provided, that the Investors’ Representative or the Sponsor may redact any portion of such updates that is, in the good faith assessment of the Sponsor, sensitive or proprietary or required to be withheld by applicable contractual or fiduciary obligations, (ii) as promptly as practicable (and no later than two business days after receipt thereof), any notice of default or other post-default notices relating to any enforcement of security interest or foreclosure by the lenders under the Investor Credit Agreement and (iii) no later than five business days after receipt thereof, all material information and notices received by the Investors’ Representative (solely in its capacity as the Investors’ Representative) with respect to the Company and its subsidiaries. The Investors’ Representative shall use its commercially reasonable efforts, based on information readily available to the Sponsor and without any obligation to make further analyses or inquiries, to provide such other information as may be reasonably requested by the Co-Investor in connection with the Co-Investor’s quarterly monitoring requirements.

5.2. Debt Financing. The Investors’ Representative has provided the Co-Investor with true and accurate copies of the Debt Commitment Letters and shall provide true and accurate copies of the Investor Credit Agreement, any other definitive financing documents entered into in connection therewith and any future amendments to any of the foregoing. The Glory Investors represent and warrant to the Co-Investor that the debt financing to be procured by the Glory Investors for the Share Purchase under the Debt Commitment Letters, the Investor Credit Agreement and any other definitive debt financing documents to be entered into in connection therewith (the “Debt Financing”) will be non-recourse as to the Co-Investor and its affiliates, including as to the Co-Investor’s Company Common Shares. The Investors’ Representative and the Glory Investors hereby covenant that they shall not enter into any definitive agreement with regard to the Debt Financing that provides for recourse against the Co-Investor or its affiliates, including against the Co-Investor’s Company Common Shares.

5.3. Pre-Closing Equity Syndication. Other than the pre-closing equity syndication to the Co-Investor and the other parties hereto, no Investor shall syndicate, prior to the Closing, any of its rights to acquire Company Common Shares under the Share Purchase Agreement except to affiliates of the Investors’ Representative.

5.4. Amendments to Shareholder Agreement. The Investors’ Representative may propose, authorize and approve on behalf of the other Investors (a) amendments, supplements or modifications to the Shareholder Agreement, (b) waivers of compliance with any agreement or conditions contained in the Shareholder Agreement, and (c) termination of the Shareholder Agreement; provided, however, that the Investors’ Representative may (x) not amend any of the terms of the Shareholders Agreement in a manner that would adversely affect the rights and obligations of the Co-Investor on a relative basis vis a vis any other Investor or that would adversely affect the Co-Investor’s rights under Section 4 or Section 5 of the Shareholder Agreement on an absolute basis without the Co-Investor’s prior written consent and (y) only terminate the Shareholder Agreement or execute a formal amendment or waiver in respect of the Shareholder Agreement after first consulting with the Co-Investor.

5.5. Expenses.

5.5.1. Pre-Closing Expenses. Each Investor agrees to pay its pro rata portion (based on the number of Company Common Shares to be acquired by such Investor at the Closing pursuant to the Share Purchase) of the fees, costs and expenses of the Initial Investor and its affiliates set forth on Schedule II and, without duplication, such other fees, costs and expenses of the Initial Investor and its affiliates incurred prior to the Closing (a good faith estimate of which is set forth on Schedule II (which estimate is subject to change based on events through Closing)) that have been or will be accrued for the benefit of the Investors in connection with the negotiation and consummation of the transactions contemplated under the Share Purchase and this Agreement; provided, that the Glory Investors shall be required to pay all fees under the Debt Commitment Letters other than those set forth in the following proviso; provided, further, that upon the Closing the Co-Investor shall pay the Initial Investor (or its designee(s) the ticking and commitment fees under the Debt Commitment Letters, in each case in the amounts set forth on Schedule II, relating to an aggregate principal amount of US$45 million in debt that the lenders under the Debt Commitment Letter previously committed to provide to the Initial Investor under the Debt Commitment Letters.

5.5.2. Post-Closing Expenses. Following the Closing and subject to the obligation of each Investor which is deemed a Participating Seller in an Exit Sale to pay expenses incurred by the Investors’ Representative in connection with such Exit Sale pursuant to Section 4.6.2, each Investor agrees to reimburse the Investors’ Representative or its affiliates or representatives for its pro rata portion (based on the number of Company Common Shares then held by such Investor) of all third-party, out-of-pocket fees, costs and expenses (and all out-of-pocket portfolio monitoring expenses not otherwise reimbursed by the Company) incurred by the Investors’ Representative or its affiliates in connection with managing the investment of the Investors in the Equity Securities of the Company or any of the actions or transactions contemplated by this Agreement; provided, that the Investors’ Representative shall notify and seek the consent of the Co-Investor (such consent not to be unreasonably withheld) prior to incurring any single expense or series of related expenses in excess of US$200,000; provided, further, that, notwithstanding the above proviso, any expenses incurred by the Investors’ Representative or its applicable affiliates or representatives arising out of or in connection with any actual or potential Indian tax liability (or the enforcement of the related indemnity set forth in Section 4.02 of the Share Purchase Agreement) or any Exit Sale (including pursuant to any registered or other securities offering) shall not require the consent of the Co-Investor. The Investors’ Representative shall provide the Investors with reasonably prompt updates on its anticipated and incurred expenses. Except as described in this Section 5.5 or otherwise set forth herein, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the Share Purchase.

5.5.3. Joint Advisors. Any benefits or other amounts received by or reimbursed to any Investor from any advisor in connection with any matter with respect to which the Investors have shared the fees and expenses of such advisor pursuant to this Agreement will be shared among the Investors (with any amounts being shared pro rata based on the respective amounts such Investors have contributed in respect of such fees and expenses); provided, that no Investor will be entitled to rely on or be an addressee of any reports or opinions (including legal opinions and fairness opinions) delivered by any advisor in connection with any matter with respect to which such Investor has shared the fees and expenses unless such advisor has been engaged by such Investor (or the Investors’ Representative on behalf of such Investor); provided, further, that the Investors’ Representative will use commercially reasonable efforts to engage such advisor to act on behalf of all of the Investors in connection with such matter, except in cases where there are or could reasonably be expected to be conflicts of interest among the Investors.

5.6. Sponsor Fees. Any sponsor management fees received from the Company by any Investor or any Affiliate of an Investor in connection with the Share Purchase shall be shared pro rata by the Investors based on ownership of Company Common Shares. The following shall not be deemed to be sponsor management fees under this Section 5.6: (i) reimbursement for any reasonable out-of-pocket expenses incurred by the Sponsor and its affiliates in monitoring the investment in the Company, (ii) director expenses, and (iii) fees owed in connection with arm’s length transactions between the Company and the Sponsor’s affiliated or associated portfolio companies. Any director fees paid to the directors appointed by the Investors in excess of those fees paid to the Company’s independent directors shall be shared pro rata based on ownership of Company Common Shares among all the Investors.

5.7. Confidentiality. Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Investors’ Representative, any other Investor or the Company and its subsidiaries, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.7 by such Investor or its Affiliates), (ii) is or has been independently developed or conceived by such Investor without use of the Company’s, the Investors’ Representative’s or any other Investor’s confidential information or (iii) is or has been made known or disclosed to such Investor by a third party (other than an Affiliate of such Investor) without a breach of any obligation of confidentiality such third party may have to an Investor, the Investors’ Representative or the Company that is known to such Investor; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Equity Securities in the Company from such Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 5.7, (c) to any Affiliate, partner or member of such

Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that such Investor takes reasonable steps to minimize the extent of any such required disclosure; and provided, further, however, that the acts and omissions of any Person to whom such Investor may disclose confidential information pursuant to clauses (a) through (c) of the preceding proviso shall be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 5.7.

5.8. Public Announcements. Except as may be required by applicable Law, the Co-Investor shall consult in good faith with Investors’ Representative and incorporate any reasonable comments provided by Investors’ Representative, and the Glory Investors and the Investors’ Representative shall consult in good faith with Co-Investor and incorporate any reasonable comments provided by Co-Investor prior to any such party issuing any press release or other public statements or disclosures with respect to the Share Purchase or this Agreement. No Investor shall issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which such event each Investor shall, to the extent practicable and legally permissible, first provide reasonable prior notice to the non-disclosing Investor and in such circumstance each Investor shall further use reasonable efforts to seek confidential treatment of such information disclosed.

5.9. Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

5.10. Conduct of the Investors’ Representative. The Investors’ Representative shall, on the terms and subject to the conditions set forth herein, perform its obligations hereunder in good faith.

6.	REMEDIES; INDEMNITY

6.1. Generally. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

6.2. Exculpation; Indemnity. The Investors’ Representative shall not be held liable by any of the Investors for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Investors’ Representative pursuant to this Agreement (including in its capacity as Investors’ Representative (as defined in the Shareholder Agreement) under the Shareholder Agreement), except in the case of the Investors’ Representative’s gross negligence, bad faith or willful misconduct. The Investors’ Representative shall be entitled to rely on the advice of qualified and internationally recognized counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Investor for any action taken or omitted to be taken in good faith in reliance on and in accordance with such advice; provided that the selection, appointment and supervision of such counsel, public accountants or other independent experts does not constitute gross negligence, bad faith or willful misconduct of the Investors’ Representative. The Investors will severally and not jointly indemnify (each in proportion to such Investor’s respective Company Common Share ownership divided by the total number of Company Common Shares owned by all Investors) the Investors’ Representative from any losses arising out of its serving as the Investors’ Representative hereunder (including in its capacity as Investors’ Representative (as defined in the Shareholder Agreement) under the Shareholder Agreement), except for losses arising out of or caused by the Investors’ Representative’s gross negligence, bad faith or willful misconduct. The Investors’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Investors hereunder, and each Investor agrees that it will not look to the personal assets of the Investors’ Representative for the satisfaction of any obligations to be performed by the Investors hereunder.

7.	AMENDMENT, TERMINATION

7.1. Amendment. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each Investor.

7.2. Termination Prior to Closing. Except where expressly noted otherwise in the last sentence of Section 1, this Agreement shall become effective on the Closing. Prior to Closing, this agreement may be terminated upon mutual agreement by the parties or shall automatically terminate with no further action required on the part of any party hereto if the Closing does not occur due to the termination of the Share Purchase Agreement and the abandonment of the Share Purchase, whereupon, in each case, this Agreement shall terminate, become null and void and have no force or effect whatsoever.

7.3. Termination Following the Closing. This Agreement shall be terminated upon the earlier of:

7.3.1. such date as may be mutually agreed to in writing by the Investors;

7.3.2. the termination of the Shareholder Agreement;

7.3.3. the liquidation and winding up of the Company;

7.3.4. the sale of all of the Company Common Shares held directly or indirectly by the Investors;

7.3.5. the written election of the Co-Investor upon the bad faith or willful misconduct of the Glory Investors or the Investors’ Representative under this Agreement, or a material breach of this Agreement by the Glory Investors or the Investors’ Representative which remains uncured for 25 days following receipt of notice from the Co-Investor thereof; and

7.3.6. the written election of the Investors’ Representative upon the bad faith or willful misconduct of the Co-Investor under this Agreement, or a material breach of this Agreement by the Co-Investor which remains uncured for 25 days following receipt of notice from the Co-Investor thereof.

provided, that no termination of this Agreement pursuant to this Section 7.3 shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination; and provided, further that notwithstanding any termination of this Agreement pursuant to Section 7.3, (i) the Investors’ rights and obligations under Section 5.5.2 and Section 5.5.3 shall continue with respect to any fees, costs and expenses incurred prior to such termination and with respect to any other amounts received by or reimbursed to any Investor following such termination from any advisor with respect to any matter with respect to which the Investors have shared the fees, costs and expenses of any advisor prior to such termination) and (ii) the Investors’ Representative shall retain the indemnification and exculpation rights pursuant to Section 6 for actions undertaken in such capacity prior to such termination.

8.	DEFINITIONS

For purposes of this Agreement:

8.1. Interpretations. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any terms used herein but not otherwise defined herein shall have the meaning as defined in the Shareholder Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to October 25, 2012. Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.2. Definitions. (a) As used in this Agreement, the following terms will have the following meanings:

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities of the Company that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

An “Affiliate” of any Person means another Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The Company and its subsidiaries shall be deemed not to be Affiliates of any Investor for any reason under this Agreement. As used in this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York, USA, or the Republic of India.

“Covered Transaction” has the meaning ascribed to it in the Shareholder Agreement.

“Debt Commitment Letters” means the executed commitment letters dated August 1, 2012 from JPMorgan Chase Bank, N.A., London Branch and Morgan Stanley Bank, N.A. to provide approximately $300 million in debt financing to some or all of the Glory Investors in connection with the Share Purchase, as the same may be amended from time to time.

“Demand Offering” has the meaning ascribed to it in the Shareholder Agreement.

“Effective Date” has the meaning ascribed to it in the Shareholder Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for any restrictions arising under any applicable securities Laws.

“Equity Securities” of any Person means (i) any common shares or other Voting Securities, (ii) any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire common shares or other Voting Securities or (iii) any other rights that give the holder thereof any economic interest of a nature accruing to the holders of common shares or other Voting Securities; provided that, notwithstanding anything to the contrary set forth in this definition, shares of open-end investment companies (mutual funds), closed-end investment companies, exchange-traded funds and similar securities shall be deemed not to be “Equity Securities” so long as any Investor or such Investor’s Affiliates do not control such company or fund, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financing Default Event” has the meaning ascribed to it in the Shareholder Agreement.

“Governmental Entity” any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its subsidiaries are listed or quoted.

“Indemnity Claim” means any claim for indemnification of an Investor Indemnified Party under Section 4.02 of the Purchase Agreement.

“Indian Tax Claim” has the meaning ascribed to it in the Letter Agreement.

“Investor Credit Agreement” has the meaning ascribed to it in the Shareholder Agreement.

“Investor Director(s)” has the meaning ascribed to it in the Shareholder Agreement.

“Investor Nominees” has the meaning ascribed to it in the Shareholder Agreement.

“Investor Percentage Interest” means with respect to one or more Investors, as of any date of determination, the percentage represented by the quotient of (i) the number of votes entitled to be cast as of such date by Voting Securities of the Company that are owned by such Investor or Investors, and (ii) the number of votes entitled to be cast on such date by all outstanding Voting Securities of the Company.

“Investor Secured Parties” has the meaning ascribed to it in the Shareholder Agreement.

“Law” and “law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Permitted Transferees” has the meaning ascribed to it in the Shareholder Agreement.

“Piggyback Offering” has the meaning ascribed to it in the Shareholder Agreement.

“Pre-emptive Acceptance Notice” has the meaning ascribed to it in the Shareholder Agreement.

“Pre-emptive Acceptance Period” has the meaning ascribed to it in the Shareholder Agreement.

“Pre-emptive Notice” has the meaning ascribed to it in the Shareholder Agreement.

“Pro Rata Share” has the meaning ascribed to it in the Shareholder Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Standstill Exception Amount” has the meaning ascribed to it in the Shareholder Agreement.

“Transfer” means, with respect to any security, any sale (including by means of a merger, scheme of arrangement or similar transaction), assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions and whether to a single Person or a 13D Group. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Voting Securities” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person.

(b) As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
Agreement	Preamble

Assignment Agreement	Recitals

Company	Preamble

Closing	Recitals

Co-Investor	Preamble

Collateral Sale	4.2.3

Company Common Shares	Recitals

Debt Financing	5.2

Deed of Adherence	4.2.1

Drag Along Sale Percentage	4.5.1

Drag-Along Notice	4.5.2

Drag-Along Transaction	4.5.1

Exit Sale	4.3

Fundamental Seller Representations	2.4.2

Glory Investors	Preamble

Indemnity Control Rights	3.6.3

Initial Investor	Preamble

Investments B	Preamble

Investments IV	Preamble

Investments IV-B	Preamble

Investor Indemnified Parties	3.6.2

Investor Participation Notice	3.1

Investors	Preamble

Investors’ Representative	Preamble

Letter Agreement	2.2

Notice	3.6.2

NYSE	3.3.1

Participating Seller	4.6.1

Power of Attorney	2.1

Prospective Buyer	4.3

Registration Rights	3.2

RGIP	Preamble

SEC	3.3.1

Sellers	Recitals

Share Purchase	Recitals

Share Purchase Agreement	Recitals

Shareholder Agreement	Recitals

Sponsor	5.1

Tag-Along Offer	4.4.2

Tag-Along Sale Percentage	4.4.1.i.

Tag-Along Notice	4.4.1

Tag-Along Transaction	4.4.1

Transaction Filings	3.3.1

Transfer Percentage	4.2.3

Trigger Event	4.2.2

9.	MISCELLANEOUS.

9.1. Authority: Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

9.2. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) or by recognized international courier service (with tracking and signature verification services) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Investors’ Representative, to:

Glory Investments TA IV Limited

6th Floor Altima Building

Ebene Cybercity

Ebene, Mauritius

Attn: Christopher Pang

Email: cpang@baincapital.com

with a copy (which shall not constitute notice to the Investors’ Representative) to:

Bain Capital, LLC

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Kelly Henderson

Fax: (617) 516-2010

Email: khenderson@baincapital.com

with a copy (which shall not constitute notice to the Investors’ Representative) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: R. Newcomb Stillwell, Esq.

                 William M. Shields, Esq.

Email: Newcomb.Stillwell@ropesgray.com

            William.Shields@ropesgray.com

If to any Glory Investor, to:

Glory Investments A Limited

6th Floor Altima Building

Ebene Cybercity

Ebene, Mauritius

Attn: Christopher Pang

Email: cpang@baincapital.com

with a copy (which shall not constitute notice to any Glory Investor) to:

Bain Capital, LLC

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Kelly Henderson

Fax: (617) 516-2010

Email: khenderson@baincapital.com

with a copy (which shall not constitute notice to any Glory Investor) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: R. Newcomb Stillwell, Esq.

                 William M. Shields, Esq.

Email: Newcomb.Stillwell@ropesgray.com

            William.Shields@ropesgray.com

If to Co-Investor, to:

GIC Special Investments Pte Ltd.

168 Robinson Road #37-01

Capital Tower

Singapore 068912

Attention: Choo Yong Cheen

Email: chooyongcheen@gic.com.sg

with copy (which shall not constitute notice to the Co-Investor) to:

O’Melveny & Myers LLP

Raffles Place, #22-01/02 Republic Plaza,

Singapore 048619

Attention: David Makarechian, Esq.

Email: DMakarechian@omm.com

9.3. Binding Effect, Assignment, Etc. This Agreement, together with the Shareholder Agreement, the Share Purchase Agreement and the Assignment Agreement, constitute the entire agreement of the parties with respect to their subject matter, supersede all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except in connection with a Transfer of Equity Securities to a Permitted Transferee in accordance with the terms and conditions expressly provided herein, no Investor or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Investors’ Representative, any Investor or of any Affiliate or assignee of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investors’ Representative or any Investor or any current or future member of the Investors’ Representative or any Investor or any current or future director, officer, employee, partner or member of the Investors’ Representative, any Investor or of any Affiliate or assignee of any of the foregoing, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

9.7. Other Business Opportunities. To the fullest extent permitted by Law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to the Investors’ Representative, any Investor or any Investor Director. Each Investor renounces any interest or expectancy of such Investor in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Investors’ Representative, any other Investor or any Investor Director. The Investors’ Representative and each Investor and Investor Director who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or another Investor shall not (i) have any duty to communicate or offer such opportunity to the Company or any other Investor and (ii) shall not be liable to the Company, any of its subsidiaries or to any other Investor because such Investor or Investor Director pursues or acquires for, or directs such opportunity to, itself or another person or does not communicate such opportunity or information to the Company or the other Investors.

9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.9. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any proceeding arising out of or relating to this Agreement or the actions of the Investors or the Investors’ Representative in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such proceeding may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by registered or certified mail (postage prepaid, return receipt requested) or by recognized international courier service (with tracking and signature verification services) to such party’s respective address set forth in Section 9.2 (provided that nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any proceeding relating to this Agreement in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom). Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

9.10. No Third Party Beneficiaries or Other Rights. Other than Section 9.6 and Section 3.3.3, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any claim, suit, action, investigation or proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any claim, suit, action, investigation or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

9.12. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

9.13. Replacement of Investors’ Representative. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by Investors holding a majority of the total number of Company Common Shares then owned by all Investors and delivered to each other Investor, the Investors may remove and designate a successor Investors’ Representative that is an affiliate of the Initial Investor. If the Investors’ Representative shall at any time resign, then Investors holding a majority of the total number of Company Common Shares then owned by all Investors shall have the right to appoint another party to act as the replacement Investors’ Representative who shall be an affiliate of the Initial Investor.

[Signature pages follow]

EXECUTION COPY

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

INVESTORS:	GLORY INVESTMENTS A LIMITED

/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

GLORY INVESTMENTS B LIMITED

/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

GLORY INVESTMENTS IV LIMITED

/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

GLORY INVESTMENTS IV-B LIMITED

/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

RGIP, LLC

/s/ Ann L. Milner
	Name:	Ann L. Milner
	Title:	Managing Member

Signature Page to Investor Rights Agreement

INVESTORS:	TWICKENHAM INVESTMENT PRIVATE LIMITED

/s/ Pankaj Sood
	Name:	Pankaj Sood
	Title:	Authorized Signatory

INVESTORS’ REPRESENTATIVE	GLORY INVESTMENTS TA IV LIMITED

/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

Signature Page to Investor Rights Agreement

Schedule I

Holdings of Shares

Investor	Shares Assigned/Retained
Glory Investments A Limited	16,022,978
Glory Investments B Limited	39,508,656
Glory Investments IV Limited	1,865,184
Glory Investments IV-B Limited	140,446
RGIP, LLC	50,812
Twickenham Investment Private Limited	10,162,602

Schedule II

Expenses

Execution Copy

Exhibit A

Assignment Agreement

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”), is entered into as of October [    ], 2012 by and between Glory Investments A Limited, a Mauritius public company limited by shares (the “Initial Investor”), Glory Investments B Limited, a Mauritius public company limited by shares (“Investments B”), Glory Investments IV Limited, a Mauritius private company limited by shares (the “Investments IV”), Glory Investments IV-B Limited, a Mauritius private company limited by shares (the “Investments IV-B”), RGIP, LLC, a Delaware limited liability company ( “RGIP” and collectively with Investments B, Investments IV and Investments IV-B, the “Glory Assignees”) and Twickenham Investment Private Limited, a private company limited by shares organized under the laws of the Republic of Singapore (“GIC” and collectively with the Glory Assignees, the “Assignees”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Share Purchase Agreement (as defined below).

WHEREAS, the Initial Investor is party to that certain Share Purchase Agreement dated August 1, 2012 (as such agreement has been or may be amended or modified pursuant to the terms thereof, the “Share Purchase Agreement”), by and among the Initial Investor and each of the shareholders of the Company listed on Exhibit A and Exhibit B thereto (the “Sellers”);

WHEREAS, in connection with the execution of the Share Purchase Agreement, the Initial Investor and Sellers entered into that certain Letter Agreement (the “Letter Agreement”), dated August 1, 2012, setting forth certain indemnification procedures;

WHEREAS, pursuant to Section 5.07 of the Share Purchase Agreement and Section 3(c) of the Letter Agreement, the Buyer desires to assign to each Assignee the Initial Investor’s right to purchase the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by such Assignee (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares);

WHEREAS, for the avoidance of doubt, the Initial Investor shall retain the right to purchase 16,022,978.00 Company Common Shares, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by the Initial Investor (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares); and

WHEREAS, each Assignee is a Permitted Transferee of the Initial Investor;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment. Pursuant to Section 5.07 of the Share Purchase Agreement, the Initial Investor hereby assigns to each Assignee at the Closing the Initial Investor’s right to purchase the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by such Assignee (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares) (the rights assigned to each Assignee, such Assignee’s “Assigned Rights”).

Assumption of Right to Purchase. Each Assignees hereby accepts at the Closing its Assigned Rights and hereby agrees to purchase, acquire and accept from the Sellers at the Closing the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto upon the terms and conditions set forth in this Assignment and the Share Purchase Agreement.

Retention of Rights by the Initial Investor. For the avoidance of doubt, the Initial Investor retains the right to purchase 16,022,978.00 Company Common Shares upon the terms and conditions set forth in the Share Purchase Agreement, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by the Initial Investor (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares).

Power of Attorney. Each Assignee hereby acknowledges and agrees that (i) such Assignee has granted, pursuant to the Investor Agreement, dated as of the date hereof, by and among the parties hereto (as the same may be amended, modified or supplemented from time to time, the “Investor Agreement”), the Investors’ Representative a power of attorney to exercise each of its Assigned Rights (other than the right to purchase the number of Company Common Shares set forth opposite such Assignee’s name on Exhibit A hereto) on behalf of such Assignee, subject to and in accordance with the terms of the Investor Agreement, and (ii) such Assignee may not exercise any of its Assigned Rights (other than the right to purchase the number of Company Common Shares set forth opposite such Assignee’s name on Exhibit A hereto) on its own behalf without the prior written consent of the Investors’ Representative (as defined in the Investor Agreement) for so long as such power of attorney remains in effect.

Miscellaneous.

(a) Cooperation. The Assignees, upon the terms and subject to the conditions set forth in this Assignment and the Share Purchase Agreement, agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable all actions contemplated by this Assignment and the Share Purchase Agreement.

(b) Assignment; Amendment. Neither this Assignment nor any of the rights, interests or obligations under this Assignment shall be assigned, in whole or in part, by operation of law or otherwise by any of the Assignees without the prior written consent of the Initial Investor and the Investors’ Representative. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Assignment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Assignment and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Initial Investor, the Investors’ Representative and any Assignee whose rights or obligations hereunder are thereby being changed, amended, waived, terminated, augmented, rescinded or discharged. The failure of any party to this Assignment to assert any of its rights under this Assignment or otherwise shall not constitute a waiver of such rights.

(c) Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d) Notices. All notices, requests, claims, demands and other communications under this Assignment shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by E-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses specified in Section 9.2 of the Investor Agreement (or at such other address for a party as shall be specified by like notice).

(e) Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

(f) Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Assignment were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Assignment and to enforce specifically the performance of the terms and provisions of this Assignment, in each case in any court referred to in Section 5(g) hereof, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Assignment and, without such right, none of the parties would have entered into this Assignment.

(g) Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and

any state appellate court therefrom), for the purpose of any Action arising out of or relating to this Assignment or the actions of any party hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any Action arises out of this Assignment, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Assignment, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.2 of the Investor Agreement (provided that nothing in this Section 5(g) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Assignment in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom). Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(h) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Assignment or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5(h).

(i) Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(j) No Third Party Beneficiaries. This Assignment is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment has been executed by the parties hereto as of the date first above written.

Initial Investor:

GLORY INVESTMENTS A LIMITED

By:
Name:
Title:

Assignees:

GLORY INVESTMENTS B LIMITED

By:
Name:
Title:

GLORY INVESTMENTS IV LIMITED

By:
Name:
Title:

GLORY INVESTMENTS IV-B LIMITED

By:
Name:
Title:

RGIP, LLC

By:
Name:
Title:

[Assignment Agreement Signature Page]

TWICKENHAM INVESTMENT PRIVATE LIMITED

By:
Name:
Title:

[Assignment Agreement Signature Page]

Exhibit A

Assignee	Company Common Shares
Glory Investments B Limited	39,508,656.00
Glory Investments IV Limited	1,865,184.00
Glory Investments IV-B Limited	140,446.00
RGIP, LLC	50,812.00
Twickenham Investment Private Limited	10,162,602.00

Exhibit B

Deed of Adherence

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Agreement dated as of October 25, 2012 (as the same may be amended from time to time, the “Investor Agreement”) among the parties thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and an “Investor” under the Investor Agreement as of the date hereof and, without limiting the generality of the foregoing, shall be subject to the Investor Agreement and shall have all of the rights and obligations of an Investor thereunder as if it had executed the Investor Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Investor Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                     ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [        ] day of [                    ], 20[    ]:

[INVESTORS’ REPRESENTATIVE]

By:
Name:
Title: